Exhibit 5.1

_________________________________________________

Peter J. Ganz Senior Vice President, General Counsel and Secretary	Ashland Inc. 50 E. RiverCenter Blvd., P.O. Box 391 Covington, KY 41012-0391

May 4, 2015

Ashland Inc.
50 E. RiverCenter Blvd.
Covington, KY 41012

Ladies and Gentlemen:

I am the Senior Vice President, General Counsel and Secretary of Ashland Inc., a Kentucky corporation (“Ashland”).  Reference is made to the Registration Statement on Form S-8 (the “Registration Statement”) filed by Ashland on the date hereof with the Securities and Exchange Commission (the “Commission”) relating to the registration of 5,000,000 shares of Ashland common stock, par value $0.01 per share (the “Common Stock”), for sale or issuance under the Ashland Inc. Employee Savings Plan (the “Employee Savings Plan”), 100 shares of Common Stock for sale or issuance under the International Specialty Products Inc. 401(k) Plan (the “ISP Plan”) and 100 shares of Common Stock for sale or issuance under the Ashland Inc. Union Employee Savings Plan (the “Union Plan” and, collectively with the Employee Savings Plan and the ISP Plan, the “Plans”).

In rendering the opinion below, I have supervised the examination of such documents, corporate records and other instruments necessary for the purposes of this opinion, including (i) the Plans; (ii) the corporate proceedings of Ashland taken in connection with the Plans and (iii) the Registration Statement to be filed by Ashland with the Securities and Exchange Commission.

For purposes of this opinion, I have assumed the authenticity of all documents submitted to me as originals, the conformity to the originals of all documents submitted to me as copies and the authenticity of the originals of all documents submitted to me as copies. I have also assumed the legal capacity of all natural persons, the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered, the authority of such persons signing on behalf of the parties thereto and the due authorization, execution and delivery of all documents by the parties thereto other than the Company. I have not independently established or verified any facts relevant to the opinions expressed herein, but have relied upon statements and representations of other officers and other representatives of the Company and others as to factual matters.

Based upon the foregoing, and subject to the qualifications hereinafter set forth, I am of the opinion that the Common Stock to be issued pursuant to the Plans, when issued in accordance with the terms and conditions of the Plans, will, upon issuance and delivery thereof, be validly issued, fully paid and nonassessable.

My opinion expressed above is subject to the qualifications that I express no opinion as to the applicability of, compliance with, or effect of any laws except the Kentucky Business Corporation Act of the Commonwealth of Kentucky.   The opinions expressed herein are based upon the laws in effect on the date hereof, and I assume no obligation to revise or supplement this opinion should such laws be changed by legislative action, judicial decision or otherwise.

I hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to me under the caption Interests of Named Experts and Counsel in the Registration Statement.   In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the rules and regulations of the Commission promulgated thereunder.

This opinion is limited to the specific issues addressed herein, and no opinion may be inferred or implied beyond that expressly stated herein.  This opinion is furnished to you in connection with the filing of the Registration Statement.

Sincerely,

/s/ Peter J. Ganz
Peter J. Ganz